410 N. Michigan Ave. Chicago, Illinois 60611, U.S.A

News Announcement
For Immediate Release

Exhibit 99.1

Oil-Dri Announces Appointment of Patrick J. Walsh as New Vice President, Human Resources and Declares Quarterly Dividends

CHICAGO—(March 23, 2022)— Oil-Dri Corporation of America (NYSE: ODC) announced that the Board of Directors appointed Patrick J. Walsh as Vice President, Human Resources effective March 21, 2022. Mr. Walsh will report directly to Daniel S. Jaffee, Oil-Dri’s President and Chief Executive Officer. Mr. Walsh will assume the responsibility of overseeing all the human resource functions across the organization.

“We are pleased to welcome Patrick to Oil-Dri,” said Daniel S. Jaffee. “Patrick brings a wealth of experience in human capital management, strategy, and development. He will be a critical partner as we grow our team both domestically and globally. His appointment demonstrates our commitment to attracting and retaining top talent while maintaining our focus on ethics and culture.”

Mr. Walsh was previously with PepsiCo where he most recently served as Senior Director of Human Resources, Talent Management, Culture, and Diversity for the North America Beverages Division since 2020. He held many human resource leadership positions at PepsiCo, including Senior Director of Human Resources for the Midwest Region Sales and Operations from 2016-2020. Prior to this, Mr. Walsh served as the Director of Human Resources Field Operations and Talent Acquisition for Pizza Hut, a division of Yum! Brands, Inc. from 2014-2016. Mr. Walsh earned a Bachelor of Science degree in psychology from the University of Illinois at Urbana-Champaign. At the University of Illinois, he went on to earn a Master’s degree in Human Resources and Industrial Relations from the School of Labor and Employment Relations where he currently serves as an alumni board member.

On March 23, 2022, the Board of Directors declared quarterly cash dividends of $0.27 per share of the Company’s Common Stock and $0.2025 per share of the Company’s Class B Stock.

The dividends declared will be payable on May 27, 2022 to stockholders of record at the close of business on May 13, 2022. The Company has paid cash dividends continuously since 1974 and has increased dividends annually for eighteen consecutive years.

The Company expects to release earnings for its third quarter of fiscal 2022 after the close of the U.S. stock market on Tuesday, June 7, 2022 and to host an earnings discussion via webcast on Wednesday, June 8, 2022. Participation details will be posted on the Events page of the Company’s website approximately one week prior to the call.

Leslie A. Garber
Investor Relations Manager
InvestorRelations@oildri.com
(312) 321-1515

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Oil-Dri Corporation of America is a leading manufacturer and supplier of specialty sorbent products for the pet care, animal health and nutrition, fluids purification, agricultural ingredients, sports field, industrial and automotive markets. Oil-Dri is vertically integrated which enables the Company to efficiently oversee every step of the process from research and development to supply chain to marketing and sales. With over 80 years of experience, the Company continues to fulfill its mission to Create Value from Sorbent Minerals. To learn more about the Company, visit oildri.com.

Category: Dividends

Contact:
Leslie A. Garber
Manager of Investor Relations
Oil-Dri Corporation of America
InvestorRelations@oildri.com
(312) 321-1515
2

Leslie A. Garber
Investor Relations Manager
InvestorRelations@oildri.com
(312) 321-1515